EXHIBIT 10.2

GANNETT SUPPLEMENTAL RETIREMENT PLAN

Restatement dated August 7, 2007

ARTICLE ONE

Definitions

1.1	“Plan” means this Gannett Supplemental Retirement Plan.

1.2	“Funded Plan” means the Gannett Retirement Plan as it may pertain to a particular Employee.

1.3	“Company” means Gannett Co., Inc. or any successor to its business and/or assets which assumes the Plan by operation of law or otherwise.

1.4	“Board” means the Board of Directors of the Company.

1.5	“Committee” means the Gannett Benefit Plans Committee.

1.6	“Effective Date” means January 1, 1978. The effective date of this restatement is August 7, 2007. However, any provision in this Plan that is required for purposes of Section 409A shall have an effective date that is as of the date such provision is required by Section 409A.

1.7	“Employee” means any employee of the Company who (1) is paid through the Company’s headquarters payroll system, operating as of the date of this restatement in McLean, Virginia (“Corporate Payroll”), (2) is within “a select group of management or highly compensated employees” as this term is used in Title I of ERISA and (3) is designated by the Company’s Benefit Plans Committee as being an eligible participant in the Plan and listed on Appendix A, B or C.

1.8	“Monthly Benefit” means:

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for an Employee who began participating in the Plan on or before January 1, 1998 and who is listed in Appendix A, the Employee’s monthly benefit, expressed as a single life annuity payable for the Employee’s life, calculated using the formula set forth in Article VI of the Funded Plan but ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on an Employee’s compensation under Code Section 401(a)(17) and taking into account all amounts deferred under the Gannett Co., Inc. Deferred Compensation Plan.

•	for an Employee who began participating in the Plan after January 1, 1998 and who is listed in Appendix A, the Employee’s monthly benefit, expressed as a single life annuity payable for the Employee’s life, calculated using the formula under Article VI or Article VIA, whichever is used to calculate the Employee’s benefit under the Funded Plan, but ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on an Employee’s compensation under Code Section 401(a)(17) and taking into account all amounts deferred under the Gannett Co., Inc. Deferred Compensation Plan.

•

for an Employee who began participating in the Plan after January 1, 1998 and who is listed in Appendix B, the Employee’s monthly benefit, expressed as a single life annuity payable for the Employee’s life, calculated using the formula set forth in Article VI of the Funded Plan but ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on an Employee’s compensation under Code Section 401(a)(17) and taking into account all amounts deferred under the Gannett Co., Inc. Deferred Compensation Plan.

•

for an Employee who formerly participated in the Central Newspapers, Inc. Retirement Plan (the “CNI Plan”) and who is listed in Appendix C, the Employee’s monthly benefit, expressed as a single life annuity payable for the Employee’s life, calculated using the pension equity formula applicable to such Employee under the Funded Plan, but ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on an Employee’s compensation under Code Section 401(a)(17) and taking into account salary and bonuses deferred under the Gannett Co., Inc. Deferred Compensation Plan. Notwithstanding the foregoing, if the Employee’s benefit under the Funded Plan is calculated using a grandfathered CNI Plan pension formula set forth in the Appendix to the Funded Plan, the Employee’s “Monthly Benefit” under this Plan will be calculated in accordance with Exhibit A.

Notwithstanding the foregoing, prior to a Change in Control, for purposes of calculating a particular Employee’s Monthly Benefit, the Board, or a committee of the Board acting on its behalf, may adjust an Employee’s earnings, years of service or other factor used in calculating the Employee’s Monthly Benefit in any manner the Board or such committee deems appropriate, provided such adjustment is memorialized in writing and provided that in no event will any such adjustment result in a reduction of the benefit accrued by the Employee as of the date the adjustment is made. The Board, or a committee of the Board acting on its behalf, may make such adjustment solely for a specified Employee or group of Employees and without regard to how other Employees are treated. No adjustments may be made pursuant to this provision following a Change in Control.

1.9	“Normal Retirement Date” and “Early Retirement Date” mean the relevant dates in the Funded Plan as they apply to a particular Employee.

1.10	“Code” means the Internal Revenue Code of 1986, as amended, and regulations thereunder.

1.11	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

1.12	A “Change in Control” means the first to occur of the following:

(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (D) any acquisition pursuant to a transaction that complies with clauses (x), (y) and (z) of subparagraph (iii) below;

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)

consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than

50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

No Employee who participates in any group conducting a management buyout of the Company under the terms of which the Company ceases to be a public company may claim that such buyout is a Change in Control under this Plan for purposes of accelerating such Employee’s vesting under this Plan. For purposes of the Plan, no Employee shall be deemed to have participated in a group conducting a management buyout of the Company unless, following the consummation of the transaction, such Employee was the beneficial owner of more than 15% of the then-outstanding voting securities of the Company or any successor corporation or entity resulting from such transaction.

1.13	“Independent Fiduciary” means the person or persons designated as such in Section 6.8 of the Plan.

1.14	“Rabbi Trust” means a trust or sub-trust established pursuant to Section 4.4 of the Plan.

ARTICLE TWO

Purpose of Plan

2.1	The purpose of this Plan is to provide supplemental retirement benefits on an unfunded basis to certain highly compensated employees.

ARTICLE THREE

Eligibility and Vesting

3.1	All Employees shall be eligible to participate in this Plan. The Benefit Plans Committee has full discretionary authority to add or delete individuals from participation in this Plan by amending Appendix A, B or C. If an individual’s name is removed from Appendix A, B or C, such individual shall have no rights to benefits under this Plan except for those benefits that have vested as of the date of removal or that will vest in the future, including benefits that will vest pursuant to the last paragraph of Section 4.2. Subject to the special vesting rules provided in Sections 5.1 and 5.3:

(a)	Plan benefits that a participant has accrued through December 31, 2002 shall vest pursuant to the same vesting schedule and vesting terms and conditions as are in effect from time to time under the Funded Plan.

(b)	An individual who is a Plan participant as of December 31, 2002 shall not vest in any Plan benefit that is earned after December 31, 2002 until the earliest of the following dates: (i) the date that the participant attains age 55, assuming continued employment by Gannett to such age, and is fully vested under the Funded Plan (i.e., the participant completes 5 years of service under the Funded Plan); or (ii) the date that the participant has completed 25 years of service with Gannett (such service to be calculated pursuant to the terms of the Funded Plan). At the time of such vesting, all benefits that have accrued after December 31, 2002 shall be deemed vested.

(c)	Additionally, any individual who becomes a Plan participant on or after January 1, 2003 shall not vest in any Plan benefit until the earliest of the following dates: (i) the date that the participant attains age 55, assuming continued employment by Gannett to such age, and is fully vested under the Funded Plan; or (ii) the date that the participant has completed 25 years of service with Gannett (such service to be calculated pursuant to the terms of the Funded Plan). At the time of such vesting, all benefits that have accrued to the participant shall be deemed vested.

(d)	In applying these rules and for purposes of calculating the Plan benefit that a participant has accrued through December 31, 2002, in the event that a participant vests in the benefit he has accrued as of December 31, 2002 but does not vest in any further Plan benefit, the maximum Plan benefit payable to the participant shall not exceed his benefit calculated under Article Four as of December 31, 2002, taking into account service and compensation through that date and not thereafter.

ARTICLE FOUR

Benefits

4.1	Subject to Section 8.5, and except as provided in Section 5.1, the Company shall pay the vested benefits due under this Plan commencing within 30 days of retirement, death or any other termination of employment. Notwithstanding the foregoing, no benefits shall commence prior to the date an Employee attains or would have attained Early Retirement Age under the Funded Plan, except as provided in Sections 5.1 and 5.4.

4.2	The benefit payable under this Plan is determined by (i) calculating the Employee’s Monthly Benefit and (ii) subtracting from such monthly amount the actual benefit to which the Employee has accrued under the Funded Plan. For purposes of calculating the offset under subsection (ii), if the Employee’s benefit is determined under Article VIA of the Funded Plan, it shall be converted to an actuarially equivalent single life annuity, determined as follows:

•

For those Employees who retire directly from active employment on or after their earliest Early Retirement Date, the Employee’s benefit under the Funded Plan shall be converted to a single life annuity payable immediately at the Employee’s retirement date.

•	For deferred vested Employees, the Employee’s benefit under the Funded Plan shall be converted to a single life annuity payable at age 65.

To the extent that the amount of an Employee’s monthly benefit under the Funded Plan is increased or decreased (due, e.g., to a change in the Code Section 401(a)(17) or 415 limits or otherwise), the amount payable from this Plan shall increase or decrease accordingly.

Notwithstanding the foregoing, an Employee’s monthly benefit calculations under subsections (i) and (ii) above shall not take into account any of his or her service with Army Times, Asbury Park, Multimedia or their related businesses prior to the date that the Employee transfers to the Company’s Corporate Payroll.

Except for those Employees who participated in the Central Newspapers, Inc. Unfunded Supplemental Retirement Plan (the “CNI SERP”), an Employee’s monthly benefit calculations under subsections (i) and (ii) above shall not take into account any of the Employee’s service or compensation earned before

August 1, 2000 with Central Newspapers, Inc., or any entity that was a member of such company’s controlled group before such date. For those Employees who participated in the CNI SERP, the monthly benefit calculations under subsections (i) or (ii) above shall not take into account any of the Employee’s service or compensation prior to January 1, 1994.

If an Employee leaves the Company’s Corporate Payroll, no further benefits shall accrue under this Plan, provided that service within the Company’s controlled group will count for purposes of determining the vested portion of the benefit accrued to the date an Employee leaves the Company’s Corporate Payroll.

4.3	The benefit payable under this Plan shall be payable in the same form as the form in which benefits are payable to the Employee under the Funded Plan, except that benefits under this Plan shall not be payable in the form of a lump sum distribution (other than as set forth in the following paragraph and Sections 5.1 and 5.4). If the Employee elects a lump sum distribution under the Funded Plan and the benefit under this Plan is payable in the form of an annuity, the Employee may elect to receive his Plan benefit under one of the actuarial equivalent forms of annuities available to the Employee under the Funded Plan. If an Employee’s Plan benefit is payable in the form of an annuity and the Employee fails to make a form of distribution election under this Plan or the Funded Plan by the date when benefits commence under this Plan, or a timely election is not possible at the time benefits become payable (e.g., due to a change in marital status), the benefit payable to a single Employee will be paid in the form of a single life annuity and the benefit payable to a married Employee will be paid in the form of a joint and 100 percent spousal survivor annuity. In the case of a joint and survivor annuity or any option other than a life-only annuity, the amount of the benefit shall be actuarially reduced to reflect that form of payment.

Notwithstanding the preceding paragraph, Sections 5.1 and 5.4 shall apply in the event of a Change in Control. Also, notwithstanding the preceding paragraph, the following distribution rules shall apply commencing December 6, 2006:

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Employees Commencing Participation after December 6, 2006. Employees first commencing participation in this Plan on or after December 6, 2006, shall receive their Plan benefits in the form of a lump sum distribution.

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Active Employees as of December 6, 2006. Employees who are active employees of the Company as of December 6, 2006, may elect on or before March 31, 2007 to receive their benefit in the form of a lump sum distribution (rather than an annuity in accordance with the first paragraph of this Section); provided that for an Employee who makes such an election in 2006, the election shall not become effective unless the Employee terminates employment or retires on or after July 1, 2007, and for an Employee who makes such an election on or after January 1, 2007 and before April 1, 2007, such election shall not become effective unless the Employee terminates employment or retires on or after January 1, 2008. Such election shall be irrevocable. If an Employee does not make an election, the Employee’s benefit shall be paid in the form of an annuity (in accordance with the first paragraph of this Section).

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Retirees and Inactive Employees as of June 30, 2007. The benefits of Employees who terminate employment or retire before July 1, 2007, shall be paid in the form of an annuity (in accordance with the first paragraph of this Section).

If an Employee’s benefit commences prior to his or her Normal Retirement Date, the benefit from this Plan shall be reduced in the same manner as provided for in the Funded Plan. If an Employee dies after becoming vested but before the Employee’s benefit commences, a spouse, if surviving, shall be entitled to receive a monthly lifetime benefit equal to the benefit that would have been received had the Employee terminated employment on his or her date of death and retired on the first day of the month on or following the later of the Employee’s date of death or the date that would have been the Employee’s earliest Early Retirement Date, and elected a 100 percent spousal survivor annuity, and then died. Notwithstanding the foregoing, if the Employee has elected to receive his vested benefit in the form of a lump sum distribution, the vested benefit paid to the surviving spouse shall be a lump sum amount that is equal to the vested amount that would have been paid to the Employee, and such amount shall be paid to the spouse on the same date it would have been paid to the Employee, provided that the spouse is surviving on such date.

Any actuarial adjustments required with respect to benefits payable under this Plan shall be accomplished by reference to the actuarial assumptions used in the Funded Plan.

Effective as of January 1, 2002, the CNI SERP shall be merged into this Plan and the CNI SERP shall have no independent existence apart from this Plan. Any benefit paid under this Plan to an Employee who accrued a benefit under the CNI SERP shall be in lieu of and in complete satisfaction of any benefit under the CNI SERP. Notwithstanding any provision in this Plan to the contrary, the following provisions apply to an Employee who had accrued a benefit under the CNI SERP, but only with respect to such benefit the Participant had accrued as of January 1, 2002 and disregarding all service and compensation earned after that date:

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The benefit that the Employee had accrued under the CNI SERP as of January 1, 2002 shall be paid in the form of a lump sum distribution or such other form that the Employee had elected under the CNI SERP within the first 30 days of becoming eligible to participate in such plan. Such distribution shall commence at the time specified under the terms of the CNI SERP, provided that it shall not commence before the Employee attains Early Retirement Age under the Funded Plan. Such benefit shall offset any benefit payable under this Plan.

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In lieu of the death benefit described in Section 4.3 of this Plan, an Employee shall be entitled to the death benefit provided in Section 3.01 of the CNI SERP with respect to the benefit that the Employee had accrued under the CNI SERP as of January 1, 2002. Such benefit shall be calculated and paid consistent with the terms set forth in the CNI SERP and the grandfathered CNI Plan provisions set forth in the Funded Plan’s Appendix. Such benefit shall offset any benefit payable under this Plan.

4.4	The benefits payable under this Plan shall be paid by the Company each year out of assets which at all times shall be subject to the claims of the Company’s creditors. The Company may in its discretion establish a Rabbi Trust in which to place assets from which such benefits are to be paid on behalf of all or some Employees, as determined by the Committee in its sole discretion, but neither the creation of such trust nor the transfer of funds to such trust shall render such assets unavailable to settle the claims of the Company’s creditors. Such Rabbi Trust may be a sub-trust maintained as a separate account within a larger trust meeting the requirements of this provision that is also used to pay benefits under other Company-sponsored unfunded nonqualified plans.

Notwithstanding the establishment of a Rabbi Trust, the Company intends this Plan to be unfunded for tax purposes and for purposes of Title I of ERISA. In addition, despite the existence of this Plan or an associated Rabbi Trust to pay promised benefits, Employees have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise to make benefit payments in the future.

ARTICLE FIVE

Change in Control Benefits

5.1	Upon a Change in Control, each active Employee’s accrued Plan benefit shall fully vest and the actuarially equivalent lump sum value of each Employee’s accrued Plan benefit as of the date of the Change in Control, whether or not in pay status as of such date, shall be paid within 45 days after the Change in Control, but not before January 1, 2008. For purposes of this calculation, the following assumptions shall apply:

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If the Employee has not reached age 55 as of the date of the Change in Control and the Employee’s Plan benefit is not calculated based on the pension formula set forth in Article VIA of the Funded Plan (i.e., a pension equity formula), the Employee’s actuarial equivalent lump sum benefit will be calculated based on the Plan benefit that would be paid to the Employee if the Employee terminated employment as of the date of the Change in Control, survived to age 55 and commenced benefits at age 55 in the form selected or otherwise assumed under Section 4.3 (assuming for this purpose that the Employee was vested in his or her benefit under the Funded Plan).

•

If the Employee has not reached age 55 as of the date of the Change in Control and the Employee’s Plan benefit is calculated based on a pension formula set forth in Article VIA of the Funded Plan (i.e., a pension equity formula), the Employee’s lump sum Plan benefit will be calculated based on the Employee’s Basic Retirement Amount (as such term is defined in Article VIA of the Funded Plan) under the Plan and the Funded Plan as of the date of the Change in Control (assuming for this purpose that the Employee was vested in his or her benefit under the Funded Plan).

•

If the Employee has reached age 55 as of the date of the Change in Control, the Employee’s actuarial equivalent lump sum benefit will be calculated based on the Plan benefit that would be paid to the Employee if the Employee terminated employment as of the date of the Change in Control and commenced benefits on the date of the Change in Control (assuming for this purpose that the Employee was vested in his or her benefit under the Funded Plan).

•	The “applicable interest rate” and “applicable mortality” set forth in the Funded Plan shall be used for making these calculations.

•

The special vesting rule of this Section 5.1 shall not apply to any Employee who is not an active employee of the Company or its affiliates as of the date of the Change in Control, and the benefit paid to such an Employee under this Section shall be calculated based solely on the Employee’s vested benefit as of the date of the Change in Control.

All Employees who are covered by the Plan as of January 1, 2007 (including retired Employees receiving benefits, Employees actively participating in the Plan, and Employees who have accrued a benefit under the Plan but have not commenced benefits) may be given an election on or before December 15, 2007 (or such earlier date designated by the Plan Administrator) to not have the distribution rules under the first paragraph of this Section 5.1 and Section 5.4 apply if a Change in Control occurs after July 1, 2008. An Employee making such an election will be paid his or her benefit at the time and form that benefits would be paid to the Employee ignoring the special distribution rules that apply under Section 5.1 and Section 5.4. Once made, the election shall be irrevocable. If an Employee is not given or does not make an election, the Employee’s benefit shall be paid in accordance with the special distribution rules that apply under Section 5.1 and Section 5.4.

For purposes of this Section 5.1, a Change in Control means a Change in Control that is also a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and the Treasury regulations issued thereunder.

5.2	If a Change in Control occurs, each Employee who is actively participating in the Plan on the date of the Change in Control shall be entitled to continue participating in the Plan following the Change in Control until (i) he or she ceases to be an Employee (without regard to the requirement in clause (3) of Section 1.7 that an Employee be designated by the Committee) or (ii) the Plan is terminated pursuant to Article Seven. Such an Employee may not be deleted from participation in the Plan pursuant to Section 3.1 or any other provision of the Plan. No new persons may be designated as eligible to participate in the Plan on or after a Change in Control.

5.3	If a Change in Control occurs, each active Employee who is actively participating in the Plan on the date of the Change in Control shall vest in full in his or her past and future accruals under the Plan.

5.4	If an Employee receives a distribution under Section 5.1 and continues participating in the Plan, any subsequent benefit he or she receives shall be determined taking into account credited service and compensation before and after such Change in Control but such benefit shall be reduced by the actuarial equivalent value of the amount distributed to the Employee pursuant to Section 5.1 so that there is no duplication of benefits. The benefits for each Employee who is actively participating in the Plan on the date of the Change in Control that are earned after the Change in Control shall be paid in the form of a lump sum distribution within 30 days of retirement, death or any other termination of employment and there is no requirement that the Employee must first attain age 55 before benefits commence. The assumptions set forth in Section 5.1 shall be used for calculating the benefit (except that such assumptions shall be applied as of the date of the Employee’s retirement, death or termination of employment) and the benefit paid to the Employee under this Section 5.4 shall be reduced by the actuarial equivalent value of the amount distributed to the Employee pursuant to Section 5.1 so that there is no duplication of benefits. The actuarial equivalent value shall be determined as the lump sum amount previously distributed pursuant to Section 5.1 increased with interest (at the “applicable interest rate” set forth in the Funded Plan for each year or portion of a year) to the subsequent distribution date. For purposes of this Section 5.4, a Change in Control means a Change in Control that is also a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and the Treasury regulations issued thereunder.

5.5

Anything in the Plan to the contrary notwithstanding, if a Change in Control occurs and if the Employee’s employment with the Company terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of any third party participating in or causing the Change in Control or (ii) otherwise arose in connection with, in relation to, or in anticipation of a Change in Control, then the Employee shall be entitled to such benefits under the Plan as though the Employee had terminated his or her employment on the day after the

Change in Control. For purposes of this Section 5.5, a Change in Control means a Change in Control that is also a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and the Treasury regulations issued thereunder.

5.6	If, with respect to any alleged failure by the Company to comply with any of the terms of this Plan following a Change in Control, other than any alleged failure relating to a matter within the control of the Independent Fiduciary and with respect to which the Company is acting pursuant to a determination or direction of the Independent Fiduciary, an Employee or beneficiary in good faith hires legal counsel or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his or her rights under, obtain benefits promised under or recover damages for breach of the terms of this Plan, then, regardless of the outcome, the Company shall pay, as they are incurred, the Employee’s or beneficiary’s actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to the Employee or beneficiary equal such fees and disbursements. The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Employee or beneficiary, provided that the Employee or beneficiary shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.

5.7	If a Change in Control occurs, the Company shall make mandatory contributions to a Rabbi Trust established pursuant to Section 4.4, to the extent required by the provisions of such Rabbi Trust.

5.8	Notwithstanding Article VII, the Company may not amend or terminate the Plan in a manner that has the effect of reducing or diminishing the right of any Employee to receive any Plan benefit (including the time and form of payment of a Plan benefit) or reduce the rate at which benefits accrue under the Plan for the 24 consecutive month period commencing on the date of a Change in Control (likewise any amendment to the benefit formula under the Funded Plan during such 24 consecutive month period that reduces an Employee’s benefit under this Plan will be ignored), but only if such amendment or termination was adopted (i) on the day of or subsequent to the Change in Control, (ii) prior to the Change in Control and at the request of any third party participating in or causing a Change in Control or (iii) otherwise in connection with, in relation to, or in anticipation of a Change in Control. In any litigation related to this issue, whether it is the plaintiff or the defendant, the Company shall have the burden of proof that such amendment or termination was not at the request of any third party participating in or causing the Change in Control or otherwise in connection with, in relation to, or in anticipation of a Change in Control.

ARTICLE SIX

Administration

6.1	This Plan shall be administered by the Committee which shall possess all powers necessary to administer the Plan, including but not limited to the sole discretion to interpret the Plan and to determine eligibility for benefits, and the power to delegate its authority to one or more persons.

6.2	The Committee shall cause the benefits due each Employee from this Plan to be paid by the Company and/or trustee accordingly.

6.3	The Committee shall inform each Employee of any elections which the Employee may possess and shall record such choices along with such other information as may be necessary to administer the Plan.

6.4	The decisions made by, and the actions taken by, the Committee in the administration of this Plan shall be final and conclusive on all persons.

6.5	Notwithstanding the foregoing, following a Change in Control, the Plan shall be administered by the Independent Fiduciary. The Independent Fiduciary shall assume the following powers and responsibilities from the Committee, the Board and the Company:

(i)	The Independent Fiduciary shall assume all powers and responsibilities assigned to the Committee in the foregoing provisions of this Article Six and any other provisions of the Plan, including, without limitation, the sole power and discretion to:

(A)	determine all questions arising in the administration and interpretation of the Plan, including factual questions and questions of eligibility to participate and eligibility for benefits;

(B)	adjudicate disputes and claims for benefits;

(C)	adopt rules relating to the administration of the Plan;

(D)	determine the amount, timing and form of benefit payments;

(E)	direct the Company and the trustee of the Rabbi Trust on matters relating to benefit payments;

(F)	engage actuaries, attorneys, accountants and other professional advisors (whose fees shall be paid by the Company), to assist it in performing its responsibilities under the Plan; and

(G)	delegate to one or more persons selected by it, including outside vendors, responsibility for fulfilling some or all of its responsibilities under the Plan.

(ii)	The Independent Fiduciary shall have the sole power and discretion to (A) direct the investment of assets held in the Rabbi Trust, including the authority to appoint one or more investment managers to manage any such assets, and (B) remove the trustee of the Rabbi Trust and appoint a successor trustee in accordance with the terms of the trust agreement.

6.6	Notwithstanding any provision of the Plan to the contrary, following a Change of Control:

(i)	Any act, determination or decision of the Company (including its Board or any committee of its Board or the board of directors of the Ultimate Parent, as defined below) with regard to the administration, interpretation and application of the Plan must be reasonable, as viewed from the perspective of an unrelated party and with no deference paid to the actual act, determination or decision of the Company. Furthermore, following a Change in Control, any decision by the Company shall not be final and binding on an Employee. Instead, following a Change in Control, if an Employee disputes a decision of the Company relating to the Plan and pursues legal action, the court shall review the decision under a “de novo” standard of review. For purposes of the Plan, “Ultimate Parent” means a publicly traded corporation or entity which, directly or indirectly through one or more affiliates, beneficially owns at least a plurality of the then-outstanding voting securities of the Company (including any successor to the Company by reason of merger, consolidation, the purchase of all or substantially all of the Company’s assets or otherwise).

(ii)	Any act, determination or decision of the Independent Fiduciary with regard to the administration, interpretation and application of the Plan shall be final, binding, and conclusive on all parties.

6.7	Following a Change in Control, the Company shall cooperate with the Independent Fiduciary as may be necessary to enable the Independent Fiduciary to carry out its powers and responsibilities under the Plan and Rabbi Trust, including, without limitation, by promptly furnishing all information relating to Employees’ benefits as the Independent Fiduciary may reasonably request.

6.8	The Independent Fiduciary responsible for the administration of the Plan following a Change in Control shall be a committee composed of the individuals who constituted the Company’s Benefit Plans Committee immediately prior to the Change in Control and the Company’s chief executive officer immediately prior to the Change in Control.

If, following a Change in Control, any individual serving on such committee resigns, dies or becomes disabled, the remaining members of the committee shall continue to serve as the committee without interruption. A successor member shall be required only if there are less than three remaining members on the committee. If a successor member is required, the successor shall be an individual appointed by the remaining member or members of the committee who (i) is eligible to be paid benefits from the assets of the Rabbi Trust or the larger trust of which it is a part and (ii) agrees to serve on such committee.

If at any time there are no remaining members on the committee (including any successor members appointed to the committee following the Change in Control), the Trustee shall promptly submit the appointment of the successor member or members to an arbiter, the costs of which shall be borne fully by the Company, to be decided in accordance with the American Arbitration Association Commercial Arbitration Rules then in effect. The arbiter shall appoint three successor members to the committee who each meet the criteria for membership set forth above. Following such appointments by the arbiter, such successor members shall appoint any future successor members to the committee to the extent required above (i.e., if, at any time, there are less than three remaining members on the committee) and subject to the criteria set forth above.

If one or more successor members are required and there are no individuals remaining who satisfy the criteria for membership on the committee, the remaining committee members or, if none, the Trustee, shall promptly submit the appointment of the successor member or members to an arbiter, and the Company shall bear the costs of arbitration, as provided for in the preceding paragraph.

6.9	Except in the case of willful misconduct, no member of the Committee, person acting as the Independent Fiduciary, or employee or director of the Company shall be personally liable for any act done or omitted to be done by such person in connection with the operation and administration of this Plan. The Company shall indemnify, to the fullest extent permitted by law, each member of the Committee, each person acting as the Independent Fiduciary, and each employee and director of the Company, both past and present, to whom are or were delegated duties, responsibilities and authority with respect to the Plan, against any and all claims, losses, liabilities, fines, penalties and expenses (including, but not limited to, all legal fees relating thereto), reasonably incurred by or imposed upon such persons, arising out of any act or omission in connection with the operation and administration of the Plan, other than willful misconduct.

6.10	The Committee shall maintain procedures with respect to the filing of claims for benefits under the Plan, which shall provide for the following:

(i)	Any Employee or beneficiary (hereinafter called “claimant”) whose claim for benefits under the Plan is denied shall receive written notice of such denial. The notice shall set forth:

(A)	the specific reasons for the denial of the claim;

(B)	a reference to the specific provisions of the Plan on which the denial is based;

(C)	any additional material or information necessary to perfect the claim and an explanation why such material or information is necessary; and

(D)	a description of the procedures for review of the denial of the claim and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following a denial on review.

Such notice shall be furnished to the claimant within a reasonable period of time, but no later than 90 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim. In no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period. If such an extension is required, written notice thereof shall be furnished to the claimant before the end of the initial 90-day period, which shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision.

(ii)	Every claimant whose claim for benefits under the Plan is denied in whole or in part by the Committee shall have the right to request a review of the denial. Review shall be granted if it is requested in writing by the claimant no later than 60 days after the claimant receives written notice of the denial. The review shall be conducted by the Committee.

(iii)

At any hearing of the Committee to review the denial of a claim, the claimant, in person or by duly authorized representative, shall have reasonable notice, shall have an opportunity to be present and be heard, may submit written comments, documents, records and other information relating to the claim, and may review documents, records and other information relevant to the claim under the applicable standards under ERISA. The Committee shall render its decision as soon as practicable. Ordinarily decisions shall be rendered within 60 days following receipt of the request for review. If the need to hold a hearing or other special circumstances require additional processing time, the decision shall be rendered as soon as possible, but not later than 120 days following receipt of the request for review. If additional processing time is required, the Committee shall provide the claimant with written notice thereof, which shall indicate the special circumstances requiring the additional time and the date by which the Committee expects to render a decision. If the

Committee denies the claim on review, it shall provide the claimant with written notice of its decision, which shall set forth (i) the specific reasons for the decision, (ii) reference to the specific provisions of the Plan on which the decision is based, (iii) a statement of the claimant’s right to reasonable access to, and copies of, all documents, records and other information relevant to the claim under the applicable standards under ERISA, and (iv) and a statement of the claimant’s right to bring a civil action under ERISA. The Committee’s decision shall be final and binding on the claimant, and the claimant’s heirs, assigns, administrator, executor, and any other person claiming through the claimant.

Notwithstanding the foregoing, following a Change in Control, the Independent Fiduciary shall be responsible for deciding claims and appeals pursuant to the procedures described above. Any decision on a claim by the Independent Fiduciary shall be final and binding on the claimant, and the claimant’s heirs, assigns, administrator, executor, and any other person claiming through the claimant.

ARTICLE SEVEN

Amendment and Termination

7.1	While the Company intends to maintain this Plan for as long as necessary, the Board, or a committee of the Board acting on its behalf, reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate (subject to and to the extent permitted by Section 409A of the Code).

7.2	Notwithstanding the preceding Section, however, the Company hereby makes a contractual commitment to pay the benefits accrued under this Plan.

ARTICLE EIGHT

Miscellaneous

8.1	Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

8.2	An Employee’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee’s beneficiary or contingent annuitant.

8.3	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.4	To the extent not preempted by federal law, all questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Illinois without regard to the conflict of laws principles thereof.

8.5	This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other authoritative guidance issued thereunder (“Section 409A”), and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Section 409A shall become applicable as of December 6, 2006 to benefits earned and vested as of December 31, 2004.

Notwithstanding the provisions in Article Four to the contrary, an Employee who is a “specified employee” as defined in Section 409A whose benefit payout is triggered by a termination of employment may not receive a distribution under the Plan of any amounts prior to the date which is six months after the date the Employee terminates employment. An Employee who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after his termination of employment an amount equal to the benefit that he would have received during such six month period absent the restriction. For benefits first commencing from January 1, 2005 though December 6, 2006, to an Employee who is a “specified employee” as defined in Section 409A, the six month delay described in the preceding sentences shall not apply to the portion of the Employee’s benefit that was earned and vested as of December 31, 2004. The portion of an Employee’s benefit that was earned and vested as of December 31, 2004 shall be calculated in accordance with the guidance issued under Section 409A as of the date the benefits commence.

APPENDIX A

List of Participants

Name	Date Participant Commenced Participating in the Plan

APPENDIX B

List of Participants

Name	Date Participant Commenced Participating in the Plan

APPENDIX C

List of Participants

Name	Date Participant Commenced Participating in the Plan

Exhibit A

Benefit Formula for Certain CNI Employees

For an Employee who formerly participated in the CNI Plan and whose benefit under the Funded Plan is calculated using a grandfathered CNI Plan pension formula set forth in the Appendix to the Funded Plan, “Monthly Benefit” shall equal:

the Company-provided monthly benefit that such Participant is entitled to receive under the provisions of the Funded Plan in effect with respect to that Participant on the date of his termination of employment (assuming his benefit payments under the Funded Plan are determined without regard to the limitations contained in Section 401(a)(17) and Section 415 of the Code and, after January 1, 2002, taking into account salary and bonuses the Employee defers under the Gannett Co., Inc. Deferred Compensation Plan) and based solely on his creditable service on and after the January 1, 1994.

When calculating the Funded Plan offset to the Employee’s Monthly Benefit as set forth in subsection (ii) of Section 4.2, such offset shall equal:

the Company-provided monthly benefit that such Participant is entitled to receive under the provisions of the Funded Plan in effect with respect to that Participant on the date of his termination of employment (assuming his benefit payments under the Funded Plan commence on the date benefits commence hereunder) and based solely on his creditable service on and after the January 1, 1994.

To the extent applicable, for purposes of calculating an Employee’s Company-provided Monthly Benefit and the offset set forth above, the Employee shall be deemed to have made the maximum voluntary non-deductible contributions for periods after January 1, 1994 under the Funded Plan (determined without regard to the limitations contained in Section 401(a)(17) and Section 415 of the Code) for purposes of calculating the Employee’s Monthly Benefit) and to have elected to receive as of the date his benefit payments commence a refund of his deemed and actual voluntary non-deductible contributions for periods after January 1, 1994 plus interest, thereby resulting in the cancellation of his deemed and actual supplemental credits earned under the Funded Plan for periods after January 1, 1994.